Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator of the Financial Institutions, Inc. 401(k) Plan:
We consent to incorporation by reference in the Registration Statement (File No. 333-87338) on Form S-8 of Financial Institutions, Inc. of our report dated June 21, 2011 with respect to the statements of net assets available for benefits of Financial Institutions, Inc. 401(k) Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule of Assets (Held at End of Year) as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of Financial Institutions, Inc. 401(k) Plan.
/s/ Bonadio & Co., LLP
Pittsford, New York
June 21, 2011